                                  SCHEDULE 14A

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2)).

     [X] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Section 240.14a-12

                       AMERICAN PHYSICIANS CAPITAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3) Filing Party:

--------------------------------------------------------------------------------

     (4) Date Filed:

--------------------------------------------------------------------------------

                                [APCAPITAL LOGO]
                            1301 NORTH HAGADORN ROAD
                          EAST LANSING, MICHIGAN 48823
                                 April 5, 2002

Dear Shareholder:

     You are cordially invited to attend our Annual Meeting of Shareholders, which will be held on May 8, 2002 at 10:00 a.m. local time at APCapital's offices in East Lansing, Michigan. After the formal business session, there will be a report to the shareholders on the state of the Company and a brief question and answer session.

     The attached notice and proxy statement describe the items of business to be transacted at the meeting. Your vote is important, regardless of the number of shares you own. I urge you to vote now, even if you plan to attend the Annual Meeting. You can vote your APCapital shares by phone or by mail. Follow the instructions on the enclosed proxy card. If you receive more than one proxy card, please vote each card. Remember, you can always vote in person at the Annual Meeting if you are a shareholder of record or have a legal proxy from a shareholder of record, even if you do so now.

                                            Sincerely,
                                            AMERICAN PHYSICIANS CAPITAL, INC.

                                            /s/ William B. Cheeseman
                                            William B. Cheeseman, President and
                                            Chief Executive Officer

East Lansing, Michigan
April 5, 2002

                       AMERICAN PHYSICIANS CAPITAL, INC.
                            1301 NORTH HAGADORN ROAD
                          EAST LANSING, MICHIGAN 48823
                                 (517) 351-1150
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 8, 2002

TO THE SHAREHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of American Physicians Capital, Inc. (the "Company") will be held at 1301 North Hagadorn Road, East Lansing, Michigan 48823, on Wednesday, May 8, 2002, at 10:00 a.m. local time, for the following purposes:

          (1) the election of three Class I directors to serve until the 2005 annual meeting of shareholders;

        (2) to transact such other business as may properly come before the meeting or any adjournment thereof.

     Only shareholders of record at the close of business on March 11, 2002 are entitled to vote at the Annual Meeting.

     YOUR VOTE IS IMPORTANT. PLEASE VOTE THE ENCLOSED PROXY CARD NOW EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING. YOU CAN VOTE VIA THE TELEPHONE (FOLLOW THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD) OR YOU CAN VOTE BY REGULAR MAIL BY RETURNING YOUR COMPLETED PROXY CARD IN THE ENCLOSED RETURN ENVELOPE. IF YOU DO ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU ARE A SHAREHOLDER OF RECORD OR HAVE A LEGAL PROXY FROM A SHAREHOLDER OF RECORD.

                                            By Order of the Board of Directors,

                                            /S/ MONTE D. JAHNKE
                                            MONTE D. JAHNKE
                                            Secretary

East Lansing, Michigan
April 5, 2002

                       AMERICAN PHYSICIANS CAPITAL, INC.
                         ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 8, 2002

                                PROXY STATEMENT
                           -------------------------

                              GENERAL INFORMATION

     This Proxy Statement is being sent to shareholders on or about April 5, 2002, and is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of American Physicians Capital, Inc., a Michigan corporation (the "Company"), for use at the Annual Meeting of Shareholders (the "Annual Meeting") of the Company to be held at 1301 North Hagadorn Road, East Lansing, Michigan 48823 at 10:00 a.m. local time on Wednesday, May 8, 2002, and at any and all adjournments thereof, for the purposes set forth in the accompanying notice.

     Only holders of record of Common Stock at the close of business on March 11, 2002 (the "Record Date") are entitled to vote at the Annual Meeting or any adjournments thereof. As of the Record Date, there were 10,046,432 shares of the Company's common stock ("Common Stock") outstanding. Each share of Common Stock entitles the owner to one vote. The presence at the meeting in person or by proxy of a majority of the shares of the Company's Common Stock outstanding on the Record Date will constitute a quorum to transact business at the Annual Meeting. The election of directors requires a plurality of the votes cast.

     The cost of solicitation of proxies by the Board will be borne by the Company. Such solicitation will be made by mail and may also be made by directors, officers and employees of the Company personally or by telephone, facsimile or other electronic means, without additional compensation. Proxy materials may also be distributed through brokers, custodians and other like parties to the beneficial owners of Common Stock, and the Company will reimburse such parties for their reasonable expenses incurred in connection therewith.

     A proxy may be revoked at any time before it is exercised by delivering written notice to the Secretary of the Company, executing and delivering a later dated proxy or voting in person at the Annual Meeting. Unless revoked, the shares represented by each validly executed and dated proxy that is returned in time for the meeting will be voted in accordance with the specifications made. IF NO SPECIFICATIONS ARE MADE, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF THE THREE CLASS I DIRECTORS AS PROPOSED IN THIS PROXY STATEMENT. The Board does not intend to present any other matters at the Annual Meeting. However, should any other matters properly come before the Annual Meeting, it is the intention of such proxy holders to vote the proxies in accordance with their best judgment.

       COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the ownership of the Common Stock as of March 1, 2002, except as otherwise indicated, by each current director, each director nominee, each of the persons named in the Summary Compensation Table under "Executive Compensation," all current directors and executive officers as a group, and each person who is known by the Company to own beneficially 5% or more of the Company's outstanding shares of Common Stock (each, a "5% Owner"). The number of shares beneficially owned is determined under rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire on March 1, 2002 or within 60 days thereafter through the exercise of any stock option or other right.

Unless otherwise indicated, each holder has sole investment and voting power with respect to the shares set forth in the following table.

                            NAME                                NUMBER OF SHARES(1)    % OF CLASS
                            ----                                -------------------    ----------
William B. Cheeseman(2).....................................           159,317             1.6
Billy Ben Baumann, M.D.(3)..................................            23,600               *
Thomas R. Berglund, M.D. ...................................            22,852               *
Myron R. Emerick, D.O. .....................................            18,051               *
AppaRao Mukkamala, M.D.(4)..................................            23,000               *
Spencer L. Schneider(5).....................................            30,000               *
Lloyd A. Schwartz...........................................             4,200               *
Frank H. Freund(6)..........................................            18,000               *
Stephen L. Byrnes(7)........................................             6,670               *
Robert J. Kellogg 8)........................................             9,178               *
Margo C. Runkle.............................................             8,500               *
Dawn L. Shattuck(9).........................................             5,910               *
All current executive officers and directors as a group (12
  persons)(2)(3)(4)(5)(6)...................................           347,820             3.4
Greenlight Capital, L.L.C. and its principals, Jeffrey A.
  Keswin and David Einhorn(10)..............................         1,149,500            11.4
Pzena Investment Management, LLC(11)........................         1,133,225            11.2
FMR Corporation(12).........................................         1,009,696            10.0
Boston Partners Asset Management, L.P., its sole general
  partner, Boston Partners, Inc. and the principal
  stockholder of the general partner, Desmond John
  Heathwood(13).............................................           941,700             9.3
SAB Capital Partners, L.L.C. and Scott A Bommer,
  individually and
  as a managing Member of (a) Capital Advisors, L.L.C., for
  itself and
  as general partner of (i) SAB Capital Partners, L.P. and
  (ii) SAB Capital Partners II, L.P.; and (b) SAB Capital
  Management, L.L.C., for itself and as the general partner
  of SAB Overseas Capital Management, L.P.(14)..............           699,200             6.9

-------------------------
  *  Less than one percent.

 (1) Includes restricted shares subject to forfeiture to the Company under certain circumstances which are owned by the following persons: Mr. Cheeseman -- 28,960 shares; Dr. Baumann -- 8,640 shares; Dr.
     Berglund -- 12,960 shares; Dr. Emerick -- 8,640 shares; Dr.
     Mukkamala -- 7,200 shares; Mr. Schwartz -- 1,440 shares; Mr.
     Freund -- 9,160 shares; Ms. Runkle -- 2,860 shares; and all current executive officers and directors as a group -- 80,290 shares. Also includes shares that may be acquired upon exercise of options granted by the Company by the following persons: Mr. Cheeseman -- 10,000 shares; Dr.
     Baumann -- 2,000 shares; Dr. Berglund -- 2,000 shares; Dr. Emerick -- 2,000 shares; Dr. Mukkamala -- 2,000 shares; Mr. Schwartz -- 1,000 shares; Mr. Freund -- 5,000 shares; Ms. Runkle -- 4,000 shares; and all current executive officers and directors as a group -- 28,000 shares.

 (2) Includes 1,600 shares of Common Stock held of record by the SCW Agency Group, Inc., a Michigan corporation, of which Mr. Cheeseman owns a 93.45% interest.

 (3) Includes 7,960 shares of Common Stock held of record by the Rachel A. Baumann Revocable Living Trust U/A dated November 22, 1982, of which Dr. Baumann has power of attorney.

 (4) Includes 13,000 shares of Common Stock held of record by the Mukkamala Family Ltd. Partnership, a limited partnership of which Dr. Mukkamala is the general partner.

 (5) Includes 30,000 shares which may be acquired upon exercise of an option granted by Stilwell Value Partners V, L.P.

 (6) Includes 300 shares of Common Stock held of record by Mr. Freund's children.

 (7) Beneficial ownership is shown as of December 31, 2001, the date Mr. Byrnes' employment with the Company terminated, except as to restricted shares and option shares.

 (8) Beneficial ownership is shown as of December 14, 2001, the date Mr. Kellogg's employment with the Company terminated, except as to restricted shares and option shares.

 (9) Beneficial ownership is shown as of November 2, 2001, the date Ms. Shattuck's employment with the Company terminated, except as to restricted shares and option shares.

(10) Based on information contained in a Schedule 13D filed on December 5, 2001 and as of such date. The business address of Greenlight Capital, L.L.C. and Messrs. Keswin and Einhorn is 420 Lexington Avenue, Suite 1740, New York, New York 10170.

(11) Based on information contained in a Schedule 13G filed on February 13, 2002, with information as of January 16, 2002. Pzena Investment Management, LLC is a registered investment advisor which has the sole power to dispose or direct the disposition of all of the above shares and the sole power to vote or direct the voting of 1,027,325 of the above shares. The business address of Pzena Investment Management, LLC is 830 Third Avenue, 14th Floor, New York, New York 10022.

(12) Based on information contained in a Schedule 13G/A filed on February 13, 2002, with information as of December 31, 2001. FMR Corp. is a parent holding company which, along with Edward C. Johnson 3d and Abigail P. Johnson, reports that it has the sole power to dispose or direct the disposition of all of the shares shown and the sole power to vote or direct the voting of 147,600 of such shares owned by Fidelity International Limited. Voting power with respect to the remainder of the shares is held by the boards of trustees of the respective funds which own the shares. One of these funds, Fidelity Low Priced Stock Fund, owns 779,900 shares. The business address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

(13) Based on information contained in a Schedule 13G/A filed on January 28, 2002, with information as of December 31, 2001. Boston Partners Asset Management, L.P., Boston Partners, Inc., and Mr. Heathwood share the voting and dispositive power with respect to all of the shares they own. The business address of these two entities and Mr. Heathwood is 28 State Street, 20th Floor, Boston, Massachusetts 02109.

(14) Based on information contained in a Schedule 13G/A filed on February 14, 2002, with information as of December 31, 2001. The individual and entities share the voting and dispositive power with respect to all of the shares they own. The business address of SAB Capital Partners, L.L.C. is 650 Madison Avenue, 26th Floor, New York, New York 10022.

                             ELECTION OF DIRECTORS

BACKGROUND

     The Company's Articles of Incorporation divide the directors into three classes, designated Class I (three directors), Class II (two directors) and Class III (two directors). Each year, on a rotating basis, the terms of office of the directors in one of the three classes will expire. Successors to the class of directors whose terms have expired will be elected for a three-year term. The term for the Class I directors will expire at the 2005 annual meeting of shareholders or upon the election and qualification of their successors. Information with respect to the three nominees proposed for election to membership in Class I is set forth below.

     The Board recommends a vote FOR the Class I nominees. THE PERSONS NAMED IN THE ACCOMPANYING FORM OF PROXY WILL VOTE FOR THE ELECTION OF THE NOMINEES UNLESS SHAREHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES. If any nominee at the time of election is unable to serve, or otherwise is unavailable for election, and if other nominees are designated, the persons named in such proxy will have discretionary authority to vote or refrain from voting in accordance with their judgment on such other nominees. If any nominees are substituted by the Board, the persons named in the accompanying form of proxy intend to vote for such nominees. Management is not aware of the existence of any circumstance which would render the nominees named hereunder unavailable for election. All of the nominees are currently directors of the Company.

NOMINEES FOR CLASS I DIRECTORS WITH TERMS EXPIRING IN 2005

     MYRON R. EMERICK, D.O., age 69, is a physician in general practice. He has been a member of the American Physicians Assurance Corporation ("APA") Board of Directors since 1985 and a director of the Company since July 2000.

     APPARAO MUKKAMALA, M.D., age 56, is a board-certified radiologist. He has been a member of the APA Board of Directors since 1993 and a director of the Company since July 2000. He is currently the Treasurer of the Michigan State Medical Society and has served on its Board of Directors since 1997.

     SPENCER L. SCHNEIDER, J.D., age 42, is engaged in the private practice of law in New York, New York. Opened in 1989, Mr. Schneider's law practice includes corporate law, securities law, litigation and real estate. Mr. Schneider is a member of the Bar of the State of New York. He has been a director of the Company and APA since February 2002.

INCUMBENT DIRECTORS WITH TERMS EXPIRING IN 2003

     BILLY B. BAUMANN, M.D., age 65, is a retired pathologist and former chief of staff at North Oakland Medical Centers, in Pontiac, Michigan, and is immediate past president of the Michigan State Medical Society. He is also past treasurer of the Michigan State Medical Society and has served on their board for the past 20 years. Dr. Baumann has been an APA Board member since 1988 and a director of the Company since July 2000.

     LLOYD A. SCHWARTZ, C.P.A., age 73, is a certified public accountant and has served as the deputy receiver/rehabilitator of two Michigan-based insurance companies since 1993. Mr. Schwartz has also served as a technical reviewer for the Michigan Association of Certified Public Accountants Peer Review Program since 1991. Prior to 1991, Mr. Schwartz was a partner with the accounting firm of Coopers & Lybrand LLP (now PricewaterhouseCoopers LLP), where he specialized in audits of insurance companies. Mr. Schwartz is also a member of the Board of Directors of Franklin Finance Corporation. He has been a director of the Company since July 2000.

INCUMBENT DIRECTORS WITH TERMS EXPIRING IN 2004

     WILLIAM B. CHEESEMAN, age 60, was named president and chief executive officer of APA in 1999 and of the Company in July 2000. He has been a director of APA since May 2000 and of the Company since

July 2000. Mr. Cheeseman guided the establishment of APA in 1975. From 1975 until assuming his current position with APA, Mr. Cheeseman was a principal in the Stratton-Cheeseman Management Company, which managed APA until being acquired by APA in 1999.

     THOMAS R. BERGLUND, M.D., age 68, practices family medicine in Portage, Michigan. Dr. Berglund has been a member of the Board of Directors of the Michigan State Medical Society from 1972 to May 2001, serving as chairman from 1981 to 1985, president from 1986 to 1987 and secretary from 1988 to May 2001. He has been a member of the APA Board since 1985, and has been a member and Chairman of the Company's Board since July 2000.

STANDSTILL AGREEMENT

     The Company has entered into an agreement, dated February 20, 2002 (the "Agreement"), with Stilwell Value Partners, L.P. and various affiliated entities and individuals (collectively, the "Stilwell Group") pursuant to which Spencer
L. Schneider, a representative of the Stilwell Group, joined the Company's Board of Directors and was nominated to stand for election at the annual meeting with Class I. The Stilwell Group had previously given notice of its intention to nominate two persons to the Company's Board to be elected at the 2002 annual meeting and in connection with the Agreement has withdrawn its nomination notice.

     Pursuant to the Agreement, Mr. Schneider has been appointed to the Audit Committee of the Company's Board of Directors and to the APA Board of Directors. In addition, the Company agreed that its Board would consider, in light of all relevant factors, the Stilwell Group's proposal to expand the Company's current share repurchase program and repurchase 15% of the Company's outstanding common shares in each of 2002 and 2003. The Company will not be required to authorize or consummate the repurchase of any shares if the Board determines in good faith that such action is not in the best interests of the Company or its shareholders or if any governmental regulatory agency threatens or commences regulatory action against the Company or any of its subsidiaries as a result of such repurchases.

     The Agreement requires the Stilwell Group during the three year term of the Agreement to vote all of the Company shares that it beneficially owns (or, if directed by the Board, pro rata with all other shareholders) for each of the Company's nominees for election to the Board, for the ratification of the appointment of independent auditors and, in other matters, in accordance with the recommendation of the Company's Board. The Stilwell Group has represented that it currently beneficially owns 480,000 shares of the Company's common stock.

     In addition, the Stilwell Group has agreed not to engage in various activities, such as (i) initiating a proxy contest to elect persons to the Board or to approve shareholder proposals, (ii) initiating litigation against the Company, its directors or officers, (iii) acquiring or retaining more than 5% of the Company's common stock, or (iv) selling its shares unless such sales are in the open market and are not to any persons that would beneficially own more than 5% of the Company's outstanding shares.

MEETINGS AND COMMITTEES OF THE BOARD

     During 2001, there were eight Board meetings held. Each director attended 75% or more of the total number of meetings of the Board and committees of which he was a member in 2001. The Company's Board has a Compensation Committee, a Governance Committee and an Audit Committee.

     The Compensation Committee met four times during 2001. The members of the Compensation Committee, none of whom are employees of the Company, are Mr. Schwartz, Dr. Emerick and Dr. Mukkamala, with Mr. Schwartz serving as Chair. The functions of this Committee are to establish and administer the Company's executive compensation plans and the compensation of executive management.

The functions of this committee are described in more detail in its report under "Compensation of Executive Officers."

     The Governance Committee met four times during 2001. The current members of the Governance Committee, none of whom are employees of the Company, are Dr. Berglund, Dr. Emerick and Dr. Mukkamala, with Dr. Berglund serving as Chair. The responsibilities of the Governance Committee include identifying and recommending to the Board qualified candidates for election as directors of the Company. The Governance Committee will consider nominees recommended by shareholders entitled to vote at the meeting and who comply with the notice procedures set forth in the Company's bylaws, which procedures are more fully set forth under "Shareholder Proposals."

     The Audit Committee met five times during 2001. The members of the Audit Committee are Mr. Schwartz, Dr. Baumann, and Dr. Emerick, with Dr. Baumann serving as Chair. Mr. Schneider was appointed to the Audit Committee in February 2002. The functions of the Audit Committee include overseeing management's conduct of the financial reporting process, monitoring systems of internal accounting and financial controls; selecting the outside auditors and reviewing the independence of the outside auditors from time to time; reviewing the scope of the annual audit performed by the Company's independent outside auditors, PricewaterhouseCoopers LLC; and reviewing the Company's annual audited and quarterly financial statements and other financial information provided to regulatory bodies.

AUDIT COMMITTEE REPORT

     In accordance with its written charter, the Audit Committee provides assistance to the Board in fulfilling its responsibility to the shareholders, potential shareholders and investment community relating to corporate accounting, reporting practices and the quality and integrity of the financial reports of the Company. Each Audit Committee member is "independent," as defined in Rule 4200(a)(14) of the National Association of Securities Dealers Listing Standards.

     The Audit Committee received from the independent auditors and reviewed a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence.

     The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees," and, with and without management present, discussed and reviewed the results of the independent auditors' examination of the financial statements.

     The Audit Committee reviewed and discussed with management and the independent auditors the audited financial statements of the Company as of and for the year ended December 31, 2001.

     Based on the above-mentioned reviews and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE:               BILLY B. BAUMANN, M.D., CHAIR
                               MYRON R. EMERICK, D.O.
                               SPENCER L. SCHNEIDER, J.D.
                               LLOYD A. SCHWARTZ, CPA

DIRECTOR COMPENSATION

     The following table sets forth the compensation paid and to be paid during 2001 and 2002 to the directors of the Company who are not employees of the Company. These directors are also reimbursed for their expenses incident to attendance at Board and committee meetings.

                                                ANNUAL RETAINER:    BOARD MEETING;     COMMITTEE MEETING:
                                                CHAIR/DIRECTORS     CHAIR/DIRECTORS     CHAIR/DIRECTORS
                                                ----------------    ---------------    ------------------
2002:
APCapital...................................    $30,000/$20,000     $1,500/$1,500      $1,000/$500
APA.........................................    $0/$8,000           $0/$1,000          $0/$0
Other Insurance Subsidiaries................    $0/$0               $500/$500          $500/$500
2001:
APCapital...................................    $25,000/$14,000     $2,000/$1,500      $1,500/$500
APA.........................................    $5,000/$10,000      $1,750/$1,250      $1,250/$500
Other Insurance Subsidiaries................    $0/$0               $500/$500          $500/$500

     In 2002, Mr. Schneider is the only non-employee director of the Company to sit on the Board of APA, and Dr. Berglund, Dr. Baumann and Dr. Emerick are the only non-employee directors of the Company to sit on the Boards of the other insurance subsidiaries. In 2001, four non-employee directors of the Company were also directors of the Company's other insurance subsidiaries. Dr. Berglund and Dr. Baumann sat on the Board of APA and two other insurance subsidiary Boards, and Dr. Emerick and Dr. Mukkamala sat on the Board of APA and one other insurance subsidiary Board in 2001. Dr. Berglund was chair of APA and the two other insurance subsidiary Boards.

EXECUTIVE OFFICERS

     The executive officers of the Company are elected or appointed annually and serve as executive officers of the Company at the pleasure of the Company's Board of Directors. The Company's current executive officers are described below.

     WILLIAM B. CHEESEMAN See "Election of Directors" for information concerning Mr. Cheeseman.

     R. KEVIN CLINTON, age 47, has been the executive vice president and chief operating officer of the Company since October 2001. Prior to joining the Company in September 2001, he was president, chief executive officer and a director of MEEMIC Holdings Inc., a publicly traded subsidiary of ProNational Insurance Company and Professionals Group, Inc., in Auburn Hills, Michigan from 1997 until July 2001. Mr. Clinton was chief financial officer at ProNational Insurance Company from 1990 to 1997. Mr. Clinton is a Fellow of the Casualty Actuarial Society and a member of the American Academy of Actuaries.

     ANNETTE E. FLOOD, J.D., R.N., age 42, joined the Company in October 2001 as vice president of APA, overseeing the Company's medical professional liability operations. Prior to joining the Company, Ms. Flood served as senior vice president, corporate secretary and legal counsel of ProNational Insurance Company, a subsidiary of Professionals Group, Inc., from 1992 to 2000. Ms. Flood was the secretary of Professionals Group from 1996 to 2000. She served as secretary and a director of MEEMIC Holdings, Inc. from 1998 to July 2001. She also served as chief operating officer, secretary and director of MEEMIC Insurance Company, a subsidiary of MEEMIC Holdings, Inc., from 1998 to July 2001.

     FRANK H. FREUND, C.P.A., age 41, is the executive vice president, treasurer and chief financial officer of APA. Mr. Freund, who joined the Company as chief financial officer in September 1997, was officially appointed to his current position in May 2000. He also became treasurer and chief financial officer of the Company in July 2000. Mr. Freund's previous employment includes working with the Michigan practice of Deloitte & Touche LLP from October 1994 to September 1997, serving as an audit senior manager in that firm's insurance and health care business insurance services group.

     LAURA A. KLINE, age 37, was appointed vice president of marketing of APA in January 2002. Ms. Kline joined the Company in 1987, and has held various sales, marketing and management positions. Ms. Kline was appointed president of APConsulting, the alternative risk transfer subsidiary of the Company, in November 2001 and continues to hold this position. Prior to this appointment, Ms. Kline served as vice president and senior sales consultant for APA from 1999 to October 2001.

     MARGO C. RUNKLE, J.D., age 43, is vice president of human resources and legal of APA. Ms. Runkle joined the Company in August 1994, serving as a director in the information systems department for APA until August 1997, when she left to pursue a doctorate in organizational behavior. Ms. Runkle returned to the Company to serve APA as its chief human resources officer in October 1998 until being appointed to her current position in October 2001. Prior to joining the Company, Ms. Runkle worked as an appellate attorney for the Michigan Court of Appeals and served as Chief Appellate Prosecutor for Jackson County, Michigan.

                       COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY

     The following table provides a summary of compensation paid or accrued by the Company and its subsidiaries during the last three years to or on behalf of the Company's Chief Executive Officer, the three other executive officers at December 31, 2001 who earned more than $100,000 in salary and bonus, and two former executive officers who terminated employment in 2001 (the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM COMPENSATION
                                                                                AWARDS
                                                                      --------------------------
                                              ANNUAL COMPENSATION     RESTRICTED     SECURITIES
                                              --------------------      STOCK        UNDERLYING      ALL OTHER
                                    FISCAL     SALARY      BONUS        AWARDS      OPTIONS/SARS    COMPENSATION
NAME AND PRINCIPAL POSITION          YEAR        $           $          ($)(1)          (#)          ($)(2)(3)
---------------------------         ------     ------      -----      ----------    ------------    ------------
William B. Cheeseman..............   2001     606,000          --           --        260,000          17,642
President and Chief Executive        2000     600,000     150,000      434,700        100,000          23,397
Officer                              1999     288,739          --           --             --          20,982
Robert J. Kellogg(3)..............   2001     222,116          --           --             --         551,045
Former Chief Operating Officer       2000     227,077      40,000       43,200         40,000          23,185
                                     1999     187,528      50,000           --             --          70,479
Frank H. Freund...................   2001     215,000          --           --         95,000          17,672
Executive Vice President,
  Treasurer                          2000     210,000      50,000      137,700         50,000          23,170
and Chief Financial Officer          1999     180,115      50,000           --             --          21,927
Stephen L. Byrnes(4)..............   2001     184,154          --           --         20,000         470,726
Vice President, Marketing            2000     175,000      40,000       70,200         40,000          23,368
                                     1999     120,013      50,000           --             --          21,335
Margo C. Runkle...................   2001     151,000          --           --         25,500          17,247
Vice President, Human Resources/     2000     147,077      40,000       43,200         40,000          19,500
Legal                                1999     105,019      50,000           --             --          16,322
Dawn L. Shattuck(5)...............   2001     135,231          --           --             --         418,174
Former Chief Information Officer     2000     150,462      40,000       40,500         40,000           8,576
                                     1999      29,038      50,000           --             --              --

-------------------------
(1) The amounts in the table are calculated based upon the public offering price of $13.50 per share since the grants were made prior to the establishment of a public market for the Common Stock. At December 31, 2001, the Named Officers had the following number and value of restricted shares: Mr. Cheeseman -- 28,960/$390,960; Mr. Kellogg -- none; Mr.
    Freund -- 9,160/$123,660; Mr. Byrnes -- 4,660/$62,910; Ms.
    Runkle -- 2,860/$38,610; and Ms. Shattuck -- none. Mr. Byrnes' restricted shares were forfeited at the close of business on December 31, 2001 upon his termination. These amounts do not include shares as to which the restrictions have lapsed. All but 200 of the restricted shares granted to each person in 2000 become transferable as follows: 10% on December 5, 2001; 15% on December 5, 2002; 20% on December 5, 2003; 25% on December 5, 2004; and 30% on December 5, 2005; or immediately upon death, disability, retirement or a change in control. The remaining 200 shares become transferable 20% on December 5, 2001; 35% on December 5, 2002; and 45% on December 5, 2003; or immediately upon death, disability, retirement or a change in control.

(2) The amounts included in "All Other Compensation" for 2001 paid to or contributed for the Named Officers are as follows:

                                                                            SEVERANCE/
    NAME                                               401(K)    PENSION      COBRA
    ----                                               ------    -------    ----------
    William B. Cheeseman...........................    $4,662    $12,980           --
    Robert J. Kellogg..............................     4,361         --     $546,684
    Frank H. Freund................................     4,692     12,980           --
    Stephen L. Byrnes..............................     7,018     12,980      450,728
    Margo C. Runkle................................     4,267     12,980           --
    Dawn L. Shattuck...............................     4,324         --      413,850

(3) Mr. Kellogg's employment with the Company terminated on December 14, 2001, Mr. Byrnes' employment with the Company terminated on December 31, 2001 and Ms. Shattuck's employment with the Company terminated on November 2, 2001. As a part of their termination, in accordance with their employment agreements, each was paid a severance equal to 24 months' salary at their pay rate on January 1, 2001. Additionally, each was paid 1.5 times their bonus for 2000, up to $15,000 for outplacement and $4,000 for replacement life and disability insurance. The Company will pay health insurance premiums for up to 24 months, or until other coverage is secured. Each received the portions of restricted stock and options that would have otherwise vested in December 2001. All remaining unvested restricted shares and options were forfeited.

OPTION GRANTS

     The following table provides information with respect to options granted to the Named Officers during 2001.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                   INDIVIDUAL GRANTS
                             -----------------------------                                 POTENTIAL REALIZABLE VALUE
                               NUMBER OF       % OF TOTAL                                    AT ASSUMED ANNUAL RATES
                              SECURITIES        OPTIONS                                    OF STOCK PRICE APPRECIATION
                              UNDERLYING       GRANTED TO     EXERCISE OR                      FOR OPTION TERM(2)
                                OPTIONS       EMPLOYEES IN    BASE PRICE     EXPIRATION    ---------------------------
NAME                         GRANTED(#)(1)    FISCAL YEAR       ($/SH)          DATE          5%($)          10%($)
----                         -------------    ------------    -----------    ----------       -----          ------
William B. Cheeseman.....       260,000           53.0           20.44        12/06/11      8,655,400      13,785,200
Robert J. Kellogg........            --             --              --              --             --              --
Frank H. Freund..........        95,000           19.4           20.44        12/06/11      3,162,550       5,036,900
Stephen L. Byrnes........        20,000            4.1           20.44        12/06/11        665,800       1,060,400
Margo C. Runkle..........        25,500            5.2           20.44        12/06/11        848,895       1,352,010
Dawn L. Shattuck.........            --             --              --              --             --              --

-------------------------
(1) All of these options, which were granted pursuant to the Company's Stock Compensation Plan, become exercisable as follows: 33% on December 6, 2002; 33% on December 6, 2003; and 34% on December 6, 2004, and immediately in the event of a change in control of the Company, termination due to death or disability or if the vesting restrictions are otherwise waived by the Compensation Committee.

(2) Represents the value of such option at the end of its 10-year term (without discounting to present value), assuming the market price of the Common Stock appreciates from the exercise price beginning on the grant date at an annually compounded rate of 5% or 10%. These amounts represent assumed rates of appreciation only. Actual gains, if any, will be dependent on overall market conditions and on the future performance of the Common Stock. There can be no assurance that the price appreciation reflected in this table will be achieved.

OPTION HOLDINGS

     The following table provides information with respect to the exercisable and unexercised options held as of the end of 2001 by the Named Officers. The Named Officers did not exercise any options during 2001.

                       AGGREGATED OPTION/SAR EXERCISES IN
             LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                                 VALUE OF EXERCISABLE AND
                                           NUMBER OF EXERCISABLE AND             UNEXERCISED IN-THE-MONEY
                                          UNEXERCISED OPTIONS/SARS AT           OPTIONS/SARS AT FISCAL YEAR
                                              FISCAL YEAR END (#)                       END ($)(1)
                                        -------------------------------       -------------------------------
NAME                                    EXERCISABLE       UNEXERCISABLE       EXERCISABLE       UNEXERCISABLE
----                                    -----------       -------------       -----------       -------------
William B. Cheeseman..................    10,000             350,000            82,500            1,083,100
Robert J. Kellogg.....................     4,000                 -0-            33,000                  -0-
Frank H. Freund.......................     5,000             140,000            41,250              495,700
Stephen L. Byrnes.....................     4,000              56,000(2)         33,000              323,200(2)
Margo C. Runkle.......................     4,000              61,500            33,000              330,405
Dawn L. Shattuck......................     4,000                 -0-            33,000                  -0-

-------------------------
(1) Value was determined by multiplying the number of shares subject to an option by the difference between the closing price of the Common Stock at the end of 2001 on The Nasdaq National Market and the option exercise price.

(2) Mr. Byrnes' unexercisable options were forfeited at the close of business on December 31, 2001 upon his termination.

EMPLOYMENT AGREEMENTS

     The Company, through its APA subsidiary, has an employment agreement with Mr. Cheeseman for a term expiring on October 27, 2009, at a level of compensation including a base salary, incentive plan, discretionary bonus and fringe benefits agreed upon annually by the Company and Mr. Cheeseman. For 2002, base salary will be $625,000, discretionary bonus will be an amount up to 50% of base salary and fringe benefits will include an option grant of 260,000 shares, with vesting over 3 years and a 10-year expiration term. The agreement will terminate upon Mr. Cheeseman's death or total disability or the Company may terminate the agreement for cause. The agreement prohibits Mr. Cheeseman from competing with the Company during the term of the agreement and for a period of two years following termination. Compensation for the covenant not to compete is an amount equal to two times the annual base salary paid to Mr. Cheeseman during the year preceding the year in which employment is terminated.

     The Company, through its APA subsidiary, has an employment agreement with each of the other Named Officers. Each agreement continues through at least August 1, 2002, and will automatically renew for an additional one-year term on August 1, 2002 unless terminated in accordance with the agreement. These agreements specify the terms of employment, including pay factors listed above. The agreements provide that employment shall be at will, but if employment is terminated without cause, or after the first three consecutive terms by non-renewal upon at least six months' notice, or the Named Officer resigns within 60 days of the occurrence of a "Qualifying Reason," the Named Officer is entitled to severance pay equal to two years of salary at his or her then-current rate plus an amount equal to one and one-half times the bonus paid to him or her for the prior year, and to all benefits under APA's benefit plans for 24 months after termination as if he or she were still employed (or tax equivalent payments). A "Qualifying Reason" includes the loss of position as a member of the senior executive staff or other material reduction in duties, a reduction in base salary, a permanent change in the location of the performance of the Named Officer's duties from the Company's East Lansing, Michigan headquarters, and termination within one year after a change in control of APA.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee during 2001 were Mr. Schwartz, Dr. Emerick and Dr. Mukkamala. Dr. Emerick and Dr. Mukkamala served as non-employee officers of the Company's subsidiary, APA, prior to APA's conversion and prior to their appointment to the Compensation Committee of the Company's Board.

COMPENSATION COMMITTEE REPORT

     The Compensation Committee is responsible for executive compensation policies and practices and regularly reports on its activities to the full Board of Directors. To fulfill these responsibilities, the Committee reviews significant employee benefits programs and may establish, as appropriate, executive compensation programs, including bonus plans, equity-based programs, deferred compensation plans and any other such cash or stock incentive programs. The Committee also administers the Stock Compensation Plan, which provides for stock-based awards to officers, directors and other employees.

     EXECUTIVE COMPENSATION PHILOSOPHY. The Committee's overall compensation philosophy is to provide competitive compensation and benefit levels to enable the Company to attract, retain and motivate quality talent, which is critical to both the short-term and long-term success of this Company. The Company seeks to create executive compensation programs that:

     - Reinforce strategic performance objectives through the use of incentive compensation programs;

     - Align the interests of executive officers with the interests of the Company's shareholders through stock ownership and stock option plans;

     - Remain cost effective, by delivering the most talented and effective executives that are available to the Company at a cost that bears an appropriate relationship to shareholder value; and

     - Are congruent with other human resource philosophies and programs of the Company.

     The Company's executive officers, including its Chief Executive Officer, are compensated through a combination of base salary, and short-term and long-term incentives. The short-term incentives are intended to focus executives on short-term goals and recognize their current performance and contributions. The long-term incentives, in the form of restricted stock and stock options awards under the Stock Compensation Plan, are intended to align individual executive performance with long-term Company strategy and the interests of the Company's shareholders. Executive officers are also eligible to participate in the compensation and benefit programs generally available to other employees, such as the pension and 401(k) plans, health care and supplemental life and disability insurance programs.

     BASE SALARY. The Committee's goal is to establish base salaries of executive officers that generally are competitive in comparison to those of their peers at similarly situated insurance and financial services companies and reflect an individual's responsibility, experience, level of performance and contribution to the organization. Salaries are reviewed annually using executive compensation survey data for the insurance and financial services industries, which is a broader group than that to which the Company's stock price is compared in the graph under "--Stock Performance Graph". Additional factors such as management recommendations, job responsibilities, amounts required under applicable employment contracts and market opportunities are taken into consideration. Determinations made by the Committee are, by their nature, subjective.

     SHORT-TERM INCENTIVE COMPENSATION. For 2001, the Company had a short-term incentive program whereby all employees, including senior executives, were eligible for a bonus for meeting the pre-established Company net income performance goal. The Committee assessed executive performance in relation to this goal and determined that no bonuses would be paid for 2001.

     LONG-TERM INCENTIVE COMPENSATION. The Compensation Committee may grant stock options, restricted stock or performance shares to employees of the Company, including executive officers, under the Stock Compensation Plan. The Committee strongly believes that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning management's interests with shareholder interests and in enhancing shareholder value. The Compensation Committee granted the options listed in the Summary Compensation Table to bring the stock ownership of management to a level that it believes is appropriate to better align the interests of management with the interests of shareholders, in view of stock ownership of management at the time. The grant amounts were based on the recommendation of the Committee and were generally a function of the position held by an executive, the executive's past contribution to the Company's success and the executive's expected contribution to the Company's future growth and profitability. Option grants become exercisable over a period of time and have an exercise price equal to the fair market value of the Common Stock on the grant date, creating long-term incentives to enhance the value of the Common Stock.

     THE CHIEF EXECUTIVE OFFICER'S 2001 COMPENSATION. Mr. Cheeseman's salary compensation for 2001 was determined in accordance with his employment contract entered into on October 27, 1999 in connection with the Company's purchase of Stratton-Cheeseman Management Company, a company 94% of which was owned by Mr. Cheeseman and which managed the business of the Company's subsidiaries prior to November 1, 1999. The Compensation Committee understands that the salary figure was based upon the salary earned by Mr. Cheeseman as an employee of the management company and the annual equity generated by his ownership of the management company, and believes that Mr. Cheeseman's base salary in 2001 was comparable to that of other chief executive officers in other public companies of similar size and nature. Mr. Cheeseman's base salary was increased slightly in 2001 to reflect a change in the Company's automobile policy. Since the Company did not achieve its net income goal for 2001, he did not receive a bonus for the year. Options were awarded to Mr. Cheeseman during 2001 on the basis described above. Mr. Cheeseman's contract was modified in 2001 to increase the compensation to be paid thereunder during 2002. The modified terms are described above under "--Employment Agreements".

     DEDUCTIBILITY OF EXECUTIVE COMPENSATION. Section 162(m) of the Internal Revenue Code of 1986, as amended, restricts the deductibility of executive compensation paid to the Company's Chief Executive Officer and any of the four other most highly compensated executive officers at the end of any fiscal year to not more than $1 million in annual compensation (including gains from the exercise of certain stock option grants). Certain performance-based compensation is exempt from this limitation if it complies with the various conditions described in Section 162(m).

     The Compensation Committee believes that compensation associated with option grants made under the Stock Compensation Plan will qualify for an exemption from the $1 million limitation, and does not believe that the other components of the Company's compensation program are likely to result in payments to any executive officer in any year which would be subject to the restriction on deductibility. Therefore, the Committee has concluded that no further action with respect to qualifying such compensation for deductibility is necessary at this time. The Compensation Committee intends to continue to evaluate from time to time the advisability of qualifying future executive compensation programs for exemption from the Section 162(m) restriction on deductibility.

COMPENSATION COMMITTEE:               Lloyd A. Schwartz, Chair
                                      Myron R. Emerick, D.O.
                                      AppaRao Mukkamala, M.D.

                            STOCK PERFORMANCE GRAPH

     The following graph compares the percentage change in the cumulative total shareholder return on the Company's Common Stock during the period beginning December 8, 2000 and ending on December 31, 2001, with the Nasdaq Market Value Index (the "Nasdaq Index") and the Fire, Marine, Casualty Insurance SIC Code Index (the "SIC Code Index"). The SIC Code Index is comprised of over 80 companies engaged in the same industry as the Company. The graph assumes that the value of the investment in the Common Stock, the Nasdaq Index and the SIC Code Index was $100 on December 8, 2000 and that all dividends were reinvested.

                                  [LINE GRAPH]

----------------------------------------------------------------------------------------------------------------
                                                               12/08/00          12/31/00          12/31/01
----------------------------------------------------------------------------------------------------------------
  AMERICAN PHYSICIANS CAPITAL, INC.                             100.00            122.12            160.36
----------------------------------------------------------------------------------------------------------------
  SIC CODE INDEX                                                100.00            105.81             90.62
----------------------------------------------------------------------------------------------------------------
  NASDAQ MARKET INDEX                                           100.00             94.87             75.62
----------------------------------------------------------------------------------------------------------------

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

     The Company, through its subsidiaries, has a relationship with SCW Agency Group, Inc. and its subsidiaries, an insurance agency that is 93.45% owned by Mr. Cheeseman. SCW and its subsidiaries provide sales and marketing services to the Company in Michigan, Kentucky, Florida, Nevada and Illinois with respect to medical professional liability insurance. The commission rates currently paid are substantially the same or lower than rates the Company pays to other agencies with regard to medical professional liability insurance. Direct premiums written by SCW totaled $68.9 million during 2001, representing 29.9% of the Company's total direct premiums written during 2001. The Company, through its subsidiaries, paid commissions on these premiums to SCW of $4.7 million during 2001.

     During 2001, SCW Agency Group, Inc. was indebted to APA in connection with its purchase of APA's subsidiary, KMA Insurance Agency, Inc., for $705,292 in 1997. The payment terms consisted of a down payment of $176,573, with the balance to be paid in five equal annual installments of $105,944, plus interest at the prime rate. The remaining debt of $105,943, which was the highest amount of such indebtedness outstanding during 2001, plus interest, was paid to APA in full during 2001.

     In 2001, SCW Agency Group, Inc. used a total of approximately 11,000 square feet of the office space leased by the Company in facilities in Michigan and Florida. Pursuant to an unwritten arrangement between SCW and the Company, the Company charges SCW an allocable share of the lease and related office expenses the Company incurs under the primary leases with the third-party landlords based upon the amount of the rented space used by SCW. The rental rate charged to SCW is the same rate per square foot paid by the Company under the primary leases. During 2001, SCW paid approximately $216,000 to the Company pursuant to this arrangement. The Company will also have a similar arrangement with SCW for office space in Nevada beginning in 2002.

                            INDEPENDENT ACCOUNTANTS

GENERAL

     The accounting firm of PricewaterhouseCoopers LLP ("PwC") has acted as independent accountants to audit the financial statements of the Company and its consolidated subsidiaries since 1983 and the Audit Committee has selected such firm to audit the Company's financial statements for 2002. Representatives of PwC are expected to be present at the Annual Meeting and to be available to respond to appropriate questions. Such representatives will have the opportunity to make a statement if they desire to do so.

FEES PAID TO INDEPENDENT AUDITORS

     AUDIT FEES. PwC billed the Company a total of $194,500 for professional services in connection with the audit of the 2001 financial statements and review of the Company's Form 10-Q reports filed during 2001.

     FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES. PwC did not bill the Company for operating, designing or supervising the Company's computer, financial or information systems during 2001.

     ALL OTHER FEES. PwC billed the Company a total of $159,681 for other services rendered during 2001. Substantially all of these fees related to tax services and to accounting due diligence services related to potential acquisitions. The Audit Committee of the Board does not consider the provision of the services described above by PwC to be incompatible with the maintenance of PwC's independence.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely upon a review of Forms 3, 4 and 5 and amendments thereto and written representations furnished to the Company, the Company's officers, directors and ten percent owners timely filed all required reports for 2001 pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended.

                             SHAREHOLDER PROPOSALS

     Shareholder proposals intended to be presented at the 2003 Annual Meeting of Shareholders which are eligible for inclusion in the Company's Proxy Statement for that meeting under the applicable rules of the Securities and Exchange Commission must be received by the Company not later than December 6, 2002 in order to be considered for inclusion in the Company's Proxy Statement relating to that meeting. Such proposals should be addressed to the Secretary at the Company's principal executive offices and should satisfy the informational requirements applicable to shareholder proposals contained in the Company's bylaws and applicable rules of the Securities and Exchange Commission. In addition, the Company's bylaws provide that, in order for a shareholder proposal or nomination to be properly brought before the Annual Meeting, written notice of such proposal or nomination must be received by the Company on or before February 7, 2003. If the date for the 2003 Annual Meeting is significantly different than the first anniversary of the 2002 Annual Meeting, the bylaws and Securities and Exchange Commission rules provide for an adjustment to the notice periods described above. The Company also expects the persons named as proxies for the 2003 Annual Meeting to use their discretionary voting authority with respect to any proposal presented or offered to be presented at that meeting by a shareholder who does not provide the Company with written notice of such proposal during the period provided in the Company's bylaws.
                                          By Order of the Board of Directors,

                                          /s/Monte D. Jahnke
                                          Monte D. Jahnke
                                          Secretary
East Lansing, Michigan
April 5, 2002

PROXY                                                                     PROXY

                        AMERICAN PHYSICIANS CAPITAL, INC.
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
               FOR THE ANNUAL MEETING OF SHAREHOLDERS MAY 8, 2002

    The undersigned hereby constitutes and appoints William B. Cheeseman and Frank H. Freund, and each of them, attorneys and proxies, with the power of substitution in each of them, to vote all of the shares of Common Stock of
 American Physicians Capital, Inc., that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held on May 8, 2002 at 10:00 a.m., local time, and at any adjournments thereof, upon all matters properly coming before the meeting including, without limitation, those set forth in the related Notice of Meeting and Proxy Statement. This Proxy, when properly executed, will be voted in the manner directed. IF NO SPECIFICATION IS
   MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES NAMED ON THE OTHER SIDE. In
     their discretion, to the extent permitted by law, the proxies are also authorized to vote upon such other matters as may properly come before the meeting, including the election of any person to the Board of Directors where a nominee named in the Proxy Statement dated April 5, 2002 is unable to serve or, for good cause, will not serve. The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement dated April 5,
    2002 and the 2001 Annual Report to Shareholders and ratifies all that the proxies or either of them or their substitutes may lawfully do or cause to be done by virtue hereof and revokes all former proxies.

          YOUR VOTE IS IMPORTANT! PLEASE VOTE YOUR SHARES BY TELEPHONE,
        OR BY MARKING, SIGNING AND DATING THIS PROXY ON THE REVERSE SIDE
              AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

         (Continued and to be marked, dated and signed on reverse side)

--------------------------------------------------------------------------------
                           /\ FOLD AND DETACH HERE /\









                                [APCAPITAL LOGO]


                         ANNUAL MEETING OF SHAREHOLDERS
                             WEDNESDAY, MAY 8, 2002
                             10:00 A.M., LOCAL TIME
                       APCAPITAL'S CORPORATE HEADQUARTERS
                            1301 NORTH HAGADORN ROAD
                             EAST LANSING, MICHIGAN

--------------------------------------------------------------------------------

                                                             PLEASE MARK
                                                            YOUR VOTES AS
                                                            INDICATED IN   [ X ]
                                                            THIS EXAMPLE





 ELECTION OF DIRECTORS:


        FOR All            WITHHOLD
        Nominees       From All Nominees

          [ ]                [ ]



 NOMINEES: 01 Myron R. Emerick, D.O., 02 AppaRao Mukkamala, M.D.,
           03 Spencer L. Schneider, Esq.


(Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)



------------------------------------------------------------------

                                                                 ---------
                                                                         |
                                                                         |
                                                                         |











SIGNATURE___________________________________________________SIGNATURE__________________________________________ DATE _____________
Please sign exactly as name appears on the proxy card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.
----------------------------------------------------------------------------------------------------------------------------------
                                                  FOLD AND DETACH HERE

                            VOTE BY TELEPHONE OR MAIL
                          24 HOURS A DAY, 7 DAYS A WEEK

             TELEPHONE VOTING IS AVAILABLE THROUGH 4PM EASTERN TIME
                 THE BUSINESS DAY PRIOR TO ANNUAL MEETING DAY.

   YOUR TELEPHONE VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES IN THE
       SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.





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            TELEPHONE                                        MAIL
          1-800-435-6710
 Use any touch-tone telephone to
 vote your proxy. Have your proxy                       Mark, sign and date
 card in hand when you call. You           OR             your proxy card
 will be prompted to enter your                                 and
 control number, located in the box                       return it in the
 below, and then follow the                            enclosed postage-paid
 directions given.                                           envelope.

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                      IF YOU VOTE YOUR PROXY BY TELEPHONE,
                  YOU DO NOT NEED TO MAIL BACK YOUR PROXY CARD.